Exhibit 16.1

September 17, 2018

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Frontier Digital Media Group, Inc.

Commission File No. 333-205571

We have read the statements of Frontier Digital Media Group, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated September 14, 2018 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ Haynie & Company

Haynie & Company